SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 14, 2008 (May 9, 2008)

ALERIS INTERNATIONAL, INC.

(Exact name of Registrant as specified in charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 910-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

On May 9, 2008, pursuant to a written consent of directors in lieu of meeting, the Board of Directors (the “Board”) of the Company appointed J. Steven Whisler to fill the vacancy on the Board. Mr. Whisler’s committee assignments will be subsequently determined by the Board.

Mr. Whisler, 53, recently retired as the Chairman and Chief Executive Officer of Phelps Dodge Corporation, following its merger with Freeport Copper & Gold in March 2007. Mr. Whisler had been with Phelps Dodge in several executive positions for 30 years. Mr. Whisler currently is a director of Burlington Northern Santa Fe Corporation, USAirways Group, Inc., the Brunswick Corporation, the International Paper Company, the National Cowboy and Western Heritage Museum, and the C.M.Russell Museum.

Mr. Whisler does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of the Securities and Exchange Commission Regulation S-K.

On May 9, 2008, pursuant to a written consent of directors in lieu of meeting, the Board approved an increase in compensation for each Director who is not employed by either a subsidiary or an affiliate of the Company. Each of Messrs. Kesler, Lego, and Whisler will receive an annual fee of $60,000. Mr. Kesler will receive an annual fee of $15,000 for service as Chair of the Audit Committee. Each of Messrs. Kesler, Lego, and Whisler will receive an option to purchase 1,500 shares of the common stock, par value $0.01 per share (“Common Stock”) of Aurora Acquisition Holdings, Inc., a Delaware corporation and sole owner of the equity shares of the Company (“Holdings”) for an exercise price of $100.00 per share of Common Stock. The options granted to Messrs. Kesler, Lego, and Whisler vest ratably in three equal installments on the first, second, and third anniversaries of the grant date.

Item 7.01.	Regulation FD Disclosure.

On May 14, 2008, the Company issued a press release announcing the election of Mr. Whisler. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Number	Description
99.1	Press Release dated May 14, 2008, issued by Aleris International, Inc.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2008

Aleris International, Inc

By:	/s/ Joseph M. Mallak
Joseph M. Mallak
Senior Vice President, Finance,
Chief Accounting Officer and Controller

INDEX TO EXHIBITS

Exhibit Number	Description	Page
99.1	Press Release dated May 14, 2008, issued by Aleris International, Inc.